Exhibit 4.1

OVINTIV INC.,

as Guarantor

and

OVINTIV CANADA ULC,

as Guarantor

and

NEWFIELD EXPLORATION COMPANY,

as Issuer

and

U. S. BANK NATIONAL ASSOCIATION,

as Trustee

SIXTH SUPPLEMENTAL INDENTURE

dated as of January 27, 2020

to Senior Indenture dated as of February 28, 2001

Providing for the New Guarantee

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”), dated as of January 27, 2020, to the Indenture referred to below, among Newfield Exploration Company, a Delaware corporation, as issuer (the “Company”), Ovintiv Inc., a Delaware corporation, as guarantor (the “New Guarantor”), Ovintiv Canada ULC, an unlimited liability corporation existing under the laws of British Columbia, Canada (formerly known as Encana Corporation prior to Encana Corporation’s continuance from a Canada Business Corporations Act corporation to a limited liability corporation under the British Columbia Business Corporations Act, conversion from a limited liability corporation to an unlimited liability corporation under the British Columbia Business Corporations Act and change of name from “Encana Corporation” to “Ovintiv Canada ULC”), as guarantor (the “Existing Guarantor” and together with the New Guarantor, the “Guarantors”), and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association (formerly First Union National Bank)), a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee the senior indenture dated as of February 28, 2001 (the “Original Indenture”);

WHEREAS, the Company has heretofore executed and delivered to the Trustee the following supplemental indentures to the Original Indenture (as so supplemented, the “Indenture”) (A) providing for the establishment of the following series of securities (which constitute all of the issued and outstanding series of securities issued pursuant to the Original Indenture as of the date hereof): (i) the second supplemental indenture, dated as of September 30, 2011, providing for the issuance of 5 3/4% senior notes due 2022 (the “2022 Securities”), (ii) the third supplemental indenture, dated as of June 26, 2012, providing for the issuance of 5 5/8% senior notes due 2024 (the “2024 Securities”), and (iii) the fourth supplemental indenture, dated as of March 10, 2015, providing for the issuance of 5 3/8% senior notes due 2026 (the “2026 Securities” and together with the 2022 Securities and the 2024 Securities, the “Securities”) and (B) the fifth supplemental indenture (the “Fifth Supplemental Indenture”), dated as of March 1, 2019, pursuant to which the Existing Guarantor agreed to fully and unconditionally guarantee (the “Existing Guarantee”) the due and punctual payment of the principal of, premium, if any, and interest on the Securities;

WHEREAS, Section 901(6) of the Indenture permits the Company and the Trustee to enter into a supplemental indenture, without the consent of any Holders, to provide for the guarantee of the Company’s obligations under the Indenture and with respect to the securities issued under the Indenture by another Person;

WHEREAS, the New Guarantor desires to fully and unconditionally guarantee, jointly and severally with the Existing Guarantor, the due and punctual payment of the principal of, premium, if any, and interest on the Securities (the “Guarantee” and together with the Existing Guarantee, the “Guarantees”) issued by the Company, a wholly-owned indirect subsidiary of the New Guarantor;

WHEREAS, the Company has requested that the Trustee execute and deliver this Sixth Supplemental Indenture. The Company has delivered to the Trustee an Opinion of Counsel, an Officers’ Certificate and a Board Resolution pursuant to Sections 102, 901 and 903 of the Indenture; and

WHEREAS, pursuant to Section 901 of the Indenture, all conditions necessary to authorize the execution and delivery of this Sixth Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantors have been done or performed and the Trustee is authorized to execute and deliver this Sixth Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    GUARANTEE.

2.1.	Agreement to Guarantee.

The New Guarantor hereby fully and unconditionally guarantees, jointly and severally with the Existing Guarantor, to each Holder of Securities, the due and punctual payment of the principal of, premium, if any, and interest on the Securities, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the Indenture. In case of the failure of the Company punctually to make any such payment of principal, premium, if any, or interest, the New Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The New Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Securities, the Indenture or this Sixth Supplemental Indenture, any failure to enforce the provisions of the Securities, the Indenture or this Sixth Supplemental Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto or hereto, by the Holder of the Securities or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the New Guarantor, increase the principal amount of the Securities, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The New Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Securities or the indebtedness evidenced thereby, and all demands whatsoever, and covenants that its obligations under this Section 2.1 will not be discharged except by statute of limitation or payment in full of the principal of, premium, if any, and interest on the Securities.

The New Guarantor shall be subrogated to all rights of each Holder of the Securities, the Trustee and any Paying Agent against the Company in respect of any amounts paid to such Holder by the New Guarantor pursuant to the provisions of this Section 2.1; provided, however, that until the principal of, premium, if any, and interest on all Securities issued under the Indenture shall have been paid in full, such rights shall be exercised and enforced by the New Guarantor only in such manner and on such terms as the Trustee may require or approve.

Any term or provision of the Indenture and this Sixth Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Securities guaranteed hereunder by the New Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the New Guarantor without rendering the Guarantee, as it relates to the New Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this Sixth Supplemental Indenture, the New Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Indenture shall apply to the New Guarantor and that the Guarantors and the Company, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Indenture.

2.2.    Execution and Delivery.

To evidence its Guarantee set forth in Section 2.1 hereof, the New Guarantor hereby agrees that this Sixth Supplemental Indenture shall be executed on behalf of the New Guarantor by one or more authorized officers or persons holding an equivalent title.

The New Guarantor hereby agrees that its Guarantee set forth in Section 2.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Securities.

2.3.    Release of Guarantee.

The Guarantee shall be automatically and unconditionally released and discharged, and the New Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under the Guarantee and its obligations under the Indenture, without any action by the Company, the New Guarantor or the Trustee, upon (i) satisfaction and discharge of the Indenture in accordance with Article 4 of the Indenture or (ii) Defeasance with respect to all of the outstanding Securities in accordance with Article 13 of the Indenture.

Upon any such occurrence specified in this Section 2.3, if requested by the Company, the Trustee shall, at the Company’s expense, execute any documents reasonably requested by the Company in order to evidence such release and discharge.

3.    EFFECT AND OPERATION OF THIS SIXTH SUPPLEMENTAL INDENTURE. Except as modified and amended by this Sixth Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. This Sixth Supplemental Indenture relates to each series of Securities. This Sixth Supplemental Indenture shall become effective immediately upon its execution and delivery.

4.    ACKNOWLEDGMENT OF EXISTING GUARANTOR. The Existing Guarantor hereby acknowledges the Fifth Supplemental Indenture, and the Existing Guarantee provided thereunder, and acknowledges that the Guarantees are joint and several obligations of the Guarantors.

5.    GOVERNING LAW. THIS SIXTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.    COUNTERPARTS. The parties may sign any number of copies of this Sixth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.    SEVERABILITY. In case any provision in this Sixth Supplemental Indenture (including the Guarantee provided herein) or in the Original Indenture as supplemented hereby shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the New Guarantor and the Existing Guarantor.

10.    TRUST INDENTURE ACT. If and to the extent that any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with another provision of this Sixth Supplemental Indenture or the Indenture that is required to be included by the TIA, the provision required by the TIA shall control.

11.    NO PERSONAL LIABILITY. No director, manager, officer, employee, incorporator, stockholder or shareholder of the Company or the Guarantors, as such, shall have any liability for any of the obligations of the Company or the Guarantors under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities waives and releases all such liability.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NEWFIELD EXPLORATION COMPANY, as Issuer

By:	/s/ David G. Hill
	Name:	David G. Hill
	Title:	Vice-President

OVINTIV CANADA ULC, as Guarantor

By:	/s/ H. Jason Verhaest
	Name:	H. Jason Verhaest
	Title:	Treasurer

By:	/s/ Jeremy P. Frydman
	Name:	Jeremy P. Frydman
	Title:	Assistant Treasurer

[Signature Page to Sixth Supplemental Indenture]

OVINTIV INC., as Guarantor

By:	/s/ Corey D. Code
	Name:	Corey D. Code
	Title:	Executive Vice-President & Chief Financial Officer

By:	/s/ Joanne L. Alexander
	Name:	Joanne L. Alexander
	Title:	Executive Vice-President, General Counsel & Corporate Secretary

[Signature Page to Sixth Supplemental Indenture]

U. S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Alejandro Hoyos
	Name:	Alejandro Hoyos
	Title:	Vice President

[Signature Page to Sixth Supplemental Indenture]